Exhibit 99.1

Investor Presentation Slides

A Reminder on Forward-looking Statements
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.
7226-1

Annie’s Acquisition
Annie’s Fiscal 2014 Net Sales = $204 Million
Purchase Price = $46 per Share in Cash
Funded through Debt
No Impact on F15 Share Repurchase Plan
Accretive in First 12 Months After Closing*
Expect Transaction to Close in Calendar 2014
*Excludes purchase accounting adjustments and transaction and integration expenses.
7226-2

Expanding Our Portfolio
7226-3

Additional Information Related to the Annie’s Transaction
The tender offer described in this document has not yet commenced. This document and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Annie’s, Inc. At the time the tender offer is commenced, General Mills, Inc. and its wholly owned subsidiary, Sandy Acquisition Corporation, intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Annie’s intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. General Mills, Sandy Acquisition Corporation and Annie’s intend to mail these documents to the stockholders of Annie’s. These documents will contain important information about the tender offer and stockholders of Annie’s are urged to read them carefully when they become available. Stockholders of Annie’s will be able to obtain a free copy of these documents (when they become available) and other documents filed by Annie’s, General Mills or Sandy Acquisition Corporation with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from the information agent named in the offer to purchase or from General Mills.
7226-4

Investor Presentation Audio

…

Last week, we were pleased to announce plans to acquire Annie’s, a leading company in the U.S. natural and organic industry. We’ve offered to buy Annie’s for $46 dollars per share in cash. We plan to fund the acquisition with debt, so this transaction is not expected to have any impact on our fiscal 2015 share repurchase plans. We do expect the Annie’s transaction to be accretive to our earnings in the first 12 months after closing, excluding certain purchase accounting adjustments and transaction and integration expenses. Our offer is subject to the tender of a majority of Annie’s shares and to certain other customary closing conditions including regulatory approval. We expect the transaction to close later this calendar year.

…

The acquisition of Annie’s will significantly expand our presence in the U.S. branded organic and natural foods industry, where sales have been growing at a 12 percent compound rate over the last 10 years. Annie’s competes in a number of attractive food categories, with particular strength in convenient meals and snacks, two of General Mills’ priority platforms. Consumers know and trust Annie’s purpose-driven culture and authentic brand. We believe that combining the Annie’s product portfolio and go-to-market capabilities with General Mills’ supply chain, sales, and marketing resources will accelerate the growth of our organic and natural foods business.

….

Investor Presentation Questions and Answers

…

Question

I have a buy recommendation on it, but I wouldn’t go that far. Okay. Let’s talk a little bit about sales to start. So, you’ve got Annie’s, but currency is more of a headwind. So, where do you think dollar reported sales, given in addition the promotion and the first quarter miss, where do you see like dollar reported sales coming in using all of the things, including M&A?

Answer

Well, with M&A, it depends obviously when we close Annie’s. What I would tell you is that we signaled, there’s a couple cent headwinds from a forex standpoint on EPS. So, let’s say round that to 1%. You can probably apply that same percent on our net sales, if you’re going to look at the reported numbers.

Annie’s is a $200 million, it’ll be more than that by the time we close, given its growth rate, dollar business and we are projecting to close that this calendar year. So, we’ll probably get roughly half the year of sales from that business as well. So, add $100 million for Annie’s or more and take off about 1% from forex on top of the mid single-digit guidance that we’ve given you on constant currency, that’ll probably land you in the ballpark.

…

Question

Just two questions. One is how do you assess the opportunities for Annie’s? What do you envision the size of it? Where do you see this brand going? And how large do you think it could be? The margin structure, I know they’ve had some issues internally, so can you give a little bit of color on that?

Answer

Yeah, I’d love to. Obviously, we think it’s a terrific equity. It’s a unique equity in that organic space. It’s an all family equity. It’s mom’s buying organic products for herself and for her family and the kids, which is a very attractive positioning within the organic space. As you know, they’ve had consistent, very strong growth and we think that the brand is very flexible and very expandable, given that broad positioning and gatekeeper targets. So, we really like the positioning. And the reason we bought it is because of that flexibility and the growth opportunity. There are also some sort of business model opportunities that I think will result from the combination of Annie’s with General Mills. First of all, we just have more sales force capacity that we can bring to Annie’s and that means that we’re very confident that we can continue to increase the distribution of those brands and that’s a good opportunity for us. There are numerous margin expansion opportunities with Annie’s. Everything, Ken, from the sourcing and how ingredients are brought in to the logistics and how we reach customers, all of the other internal supply chain, HMM things, we think there are many opportunities here and we’ve actually jointly discussed these opportunities with Annie’s management and they are quite excited by those opportunities. And then again, there’ll just be some cost savings that we can capture as the corporate entity, Annie’s becomes part of General Mills. One other thing that I’d like to add, they have terrific marketing and sales capability, particularly as it relates to the natural and organic channel. They’re really focused there. And that is going to be an opportunity for the entire General Mills natural and organic portfolio. We think that they can really help us accelerate the growth of our existing portfolio brand. So, anyway, I’m not going to tell you how high is up, but we’re awfully excited by that brand and what we can do to help it grow faster and more profitably and what Annie’s can do to help us with the rest of our natural/organic portfolio. We think it’s going to be a really good combination.

Question

And you’re not planning to make it more mainstream like one of your competitors did with a organic type of brand as well? Or it’s going to still have its panache of being focused on the organic channels and you’re not trying to make it mainstream and make it more of a General Mills type of product? Is that fair?

Answer

Yeah. No. That’s very fair. And we learned that lesson about 15 years ago, when we first acquired Small Planet Foods. And we learned a tremendous amount from these various natural and organic companies that we’ve acquired over the years. We’ve been very good, I think, about leaving them alone, let them do that thing.

We’ll retain Annie’s headquarters in Berkeley. These are very talented people. They’ve built a really good brand. And the key is just to figure out, where we have capabilities that can really help them and bring them those capabilities which they’re actually eager to have to accelerate the growth of this thing.

….